Exhibit 10.3

Lock-Up Agreement

January 14, 2015

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) Regado Biosciences, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of January 13, 2015 (the “Merger Agreement”), with Tobira Therapeutics, Inc., a Delaware corporation (the “Company”), Landmark Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Brent Ahrens as the “Stockholders’ Agent” pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; (ii) in connection with the Merger, stockholders of the Company will receive shares of Parent Common Stock (the “Merger Shares”); and (iii) certain stockholders of the Company have, pursuant to the Financing Commitment Letter, agreed to purchase additional shares of Parent Common Stock (the “PIPE Shares”). Capitalized terms used but not otherwise defined in this agreement (this “Lock-Up Agreement”) will have the meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of Parent and the Company entering into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder agrees that during the period beginning on the date of the Merger Agreement and continuing until and including the 90 day anniversary of the Closing Date (the “Restricted Period”), the Stockholder (or its successors, assigns or designees) will not, with respect to [    ]% of the Stockholder’s Shares (as defined below) (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock (including, for clarity, any Merger Shares or PIPE Shares, as applicable) or any securities convertible into or exercisable or exchangeable for Parent Common Stock, including without limitation, such other securities of Parent which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Parent which may be issued upon exercise of a stock option or warrant (collectively, the “Stockholder’s Shares”) or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock or such other securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, in each case other than (i) transfers or dispositions of the Stockholder’s Shares to a trust, the beneficiaries of which are exclusively the Stockholder and/or a member or members of the Stockholder’s immediate family, (ii) transfers or dispositions of the Stockholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (iii) transfers of the Stockholder’s Shares as a bona fide gift or gifts, (iv) transfers or dispositions of the Stockholder’s Shares to any corporation, partnership, limited liability company or other entity, all of the beneficial ownership interests of which are held by the Stockholder or the immediate family of the Stockholder, (v) transfers of the Stockholder’s Shares to partners, members or stockholders of the Stockholder, or to another partnership, limited liability company, corporation or other business entity that is an affiliate (within the meaning set forth in Rule 405 under the Securities Act) of or controls, is controlled by or is under common control with the Stockholder, (vi) transfers that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; provided that the applicable recipient(s) agrees in writing to be bound by the restrictions set forth in this Lock-Up Agreement as if such recipient(s) had been an original party hereto, prior to such transfer, and provided further that any filing required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall state that such transfer is pursuant to a qualified domestic order or in connection with a divorce settlement, and (vii) the conversion of any outstanding securities of the Company into Merger Shares, provided such shares shall be subject to the restrictions set forth herein during the Lock-Up Period. For purposes of this Lock-Up Agreement, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this Lock-Up Agreement, the Stockholder may (i) exercise an option (including a net or cashless exercise of an option) to purchase shares of Parent Common Stock, and transfer shares of Parent Common Stock to Parent to cover tax withholding obligations of the Stockholder in connection with any such option exercise, provided that the underlying shares of Parent Common Stock will continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement, (ii) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock, provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period, (iii) perform its obligations (or exercise rights of assignment) under the Financing Commitment Letter, if applicable, and (iv) transfer or dispose of shares of Parent Common Stock acquired on the open market following the Closing Date; provided that, with respect to each of (i) – (ii) and (iv) above, no filing under the Exchange Act other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock following such individual’s termination of employment with the Company that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to the Company prior to any such filing, and provided further that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this letter agreement).

An attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this Lock-Up Agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this Lock-Up Agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

In the event that any holder of Parent’s securities that is subject to a substantially similar letter agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar letter agreement entered into by such holder, the same percentage of shares of Parent Common Stock held by the Stockholder (the “Pro-Rata Release”) shall be immediately and fully released on the same terms from any remaining restrictions set forth herein; provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose all or a portion of such equity holders’ shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock originally subject to a substantially similar letter agreement.

Upon the release of any of the Stockholder’s Shares from this Lock-Up Agreement, Parent will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Stockholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

The Stockholder understands that each of Parent and the Company is relying upon this Lock-Up Agreement in proceeding toward consummation of the Merger. The Stockholder further understands that this Lock-Up Agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Any action, suit or other Legal Proceeding relating to this Lock-Up Agreement or the enforcement of any provision of this Lock-Up Agreement will be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. The Stockholder: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Lock-Up Agreement or the subject matter of this Lock-Up Agreement may not be enforced in or by such court. THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS LOCK-UP AGREEMENT.

The Stockholder understands that if the Merger Agreement is terminated in accordance with its terms, the Stockholder will be released from all obligations under this Lock-Up Agreement.

This Lock-Up Agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

Very truly yours,

Address:

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